Exhibit 8

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of July 10, 2022, is entered into by and among INNOVIVA, INC., a Delaware corporation (“Parent”), INNOVIVA ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and each of the stockholders of LA JOLLA PHARMACEUTICAL COMPANY set forth on Schedule A hereto (each, a “Stockholder”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock and Company Preferred Stock set forth opposite such Stockholder’s name on Schedule A (all such shares of Company Common Stock, together with any shares acquired by the Stockholder after the date hereof (including any shares acquired by means of purchase, stock split, divided, distribution, upon the exercise of any option or warrant or otherwise) the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Purchaser and La Jolla Pharmaceutical Company, a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, that (i) Purchaser shall commence a tender offer (the “Offer”) to purchase all of the outstanding shares of Company Common Stock and (ii) following the completion of the Offer, Purchaser shall be merged with and into the Company, with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent, in each case upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Purchaser to enter into the Merger Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to the Subject Shares, has agreed to accept the Offer and tender the Subject Shares in accordance with the terms and conditions set forth this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article I
AGREEMENT TO TENDER AND VOTE

1.1       Agreement to Tender. Subject to the terms of this Agreement, each Stockholder hereby agrees to validly and irrevocably tender or cause to be validly and irrevocably tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances except for Permitted Encumbrances (as defined below). Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than five (5) Business Days after, the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or in the case of any shares of Company Common Stock acquired by such Stockholder subsequent to such fifth (5th) Business Day, or in each case if such Stockholder has not received the Offer Documents by such time, as promptly as practicable after the acquisition of such shares or receipt of the Offer Documents, as the case may be), each Stockholder shall (a) deliver or cause to be delivered pursuant to the terms of the Offer (i) a letter of transmittal with respect to all of such Stockholder’s Subject Shares complying with the terms of the Offer, (ii) a certificate representing all such Subject Shares that are certificated or, in the case of a Book Entry Share, written instructions to such Stockholder’s broker, dealer or other nominee that such Subject Shares be tendered, including a reference to this Agreement, and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) with respect to such Subject Shares, and (iii) all other documents or instruments that Parent or Purchaser may reasonably require or request in order to effect the valid tender of such Stockholder’s Subject Shares in accordance with the terms of the Offer, and (b) instruct such Stockholder’s broker or such other Person that is the holder of record of any Shares beneficially owned by the Stockholder to tender such Shares free and clear of all Encumbrances (other than Permitted Encumbrances) in accordance with this Section 1.1 and the terms of the Offer. Each Stockholder agrees that, once any of such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw and will cause not to be withdrawn such Subject Shares from the Offer at any time, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2. Each Stockholder acknowledges and agrees that Purchaser’s obligation to accept for payment Shares tendered into the Offer, including any Subject Shares tendered by the Stockholder, is subject to the terms and conditions of the Merger Agreement.

1.2       Agreement to Vote. Subject to the terms of this Agreement, each Stockholder, severally and not jointly as to such Stockholder’s Subject Shares, hereby irrevocably and unconditionally agrees that, until the termination of this Agreement pursuant to Section 5.2, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares against (i) any Acquisition Proposal and against any other action, agreement or transaction involving the Company that would reasonably be expected to frustrate the purpose, prevent or materially delay the consummation of any of the Contemplated Transactions cause the Company to abandon, terminate or fail to consummate any of the Contemplated Transitions, (ii) any liquidation, dissolution, extraordinary dividend or other significant corporate reorganization of the Company or (iii) other matter relating to, or in connection with, any of the foregoing matters. Each Stockholder shall retain at all times the right to vote the Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

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Article II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants, severally and not jointly and on its own account with respect to the Subject Shares, to Parent and Purchaser as to such Stockholder that:

2.1       Authorization; Binding Agreement. If such Stockholder is not an individual, such Stockholder is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.2       Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (a) if such Stockholder is not an individual, contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other similar charter or organizational documents of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) contravene, conflict with or result in a violation or breach of, or result in a default under (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of such Stockholder (other than one created by Parent or Purchaser), or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or by which any of its assets are bound, except as would not, in the case of each of clauses (b), (c), (d) and (e), reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement.

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2.3       Ownership of Subject Shares; Total Shares. Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all such Stockholder’s Subject Shares and any shares of Company Preferred Stock held by such Stockholder and has good and marketable title to all such Subject Shares and shares of Company Preferred Stock held by such Stockholder free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of such Stockholder in respect of such Subject Shares and any shares of Company Preferred Stock (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement; (ii) any applicable restrictions on transfer under the Securities Act or any other applicable securities law, (iii) any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations; (iv) any lien for current Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings; and (v) liens that do not (in any individual case or in the aggregate) restrict in any material respect the ability of such Stockholder to comply with its obligations under this Agreement (collectively, “Permitted Encumbrances”). Except to the extent acquired after the date hereof, the Subject Shares and shares of Company Preferred Stock held by such Stockholder listed on Schedule A opposite such Stockholder’s name constitute all of the shares of “voting stock” of the Company of which such Stockholder is the “owner” (as such terms are defined in Section 203 of the Delaware General Corporation Law) as of the time that the Company Board approved the Merger Agreement.

2.4       Voting Power. Such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares, and full power of disposition (except for Permitted Encumbrances), full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.5       Reliance. Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6       Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Legal Proceeding pending against, or, to the actual knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including any Shares beneficially owned by such Stockholder) before or by any Governmental Body that would reasonably be expected to prevent or otherwise materially impair the ability of such Stockholder to perform the obligations of such Stockholder under this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Stockholders that:

3.1       Organization and Qualification. Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization.

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3.2       Authority for this Agreement. Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary entity action on the part of each of Parent and Purchaser, and no other entity proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Stockholder, constitutes legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Article IV
ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly and solely with respect to such Stockholder’s Subject Shares, hereby covenants and agrees that until the termination of this Agreement:

4.1       No Transfer or Encumbrance; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is terminated, such Stockholder shall not, directly or indirectly, (a) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of such Stockholder’s Subject Shares, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract providing for any Transfer of such Stockholder’s Subject Shares or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares, (e) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares, (f) take or permit any other action that would restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder in any material respect. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, any Stockholder may Transfer Subject Shares (i) to any member of such Stockholder’s immediate family, (ii) to a trust for the sole benefit of such Stockholder or any member of such Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family or (iii) by will or under the laws of intestacy upon the death of such Stockholder, provided, that a transfer referred to in clause (i) through (iii) of this sentence shall be permitted only if all the representations and warranties in this Agreement with respect to such Stockholder would, to the extent applicable, be true and correct upon such Transfer and the transferee agrees in writing to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such Person shall constitute a “Stockholder” for all purposes of this Agreement. If any involuntary Transfer of any of such Stockholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, such Stockholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion. Solely for purposes of this Section 4.1 and the restrictions hereunder, the term “Subject Shares” shall also include any Company Preferred Stock that is owned by a Stockholder.

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4.2       Documentation and Information. From the date of this Agreement until the Closing, such Stockholder shall not make any public announcement regarding this Agreement, the Contemplated Transactions and the other transactions contemplated hereby without the prior written consent of Parent, except (a) as may be required by applicable Legal Requirements (provided that reasonable notice of any such disclosure will be provided to Parent) or (b) to the extent such announcement contains information that has been previously disclosed publicly. Such Stockholder consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document necessary in connection with the Offer, the Merger and the other Contemplated Transactions, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Body. Such Stockholder agrees to promptly give Parent and the Company any information either may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent and the Company upon becoming aware of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

4.3       Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares or any Company Preferred Stock held by the Stockholder, the terms of this Agreement shall apply to the resulting securities.

4.4       Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser or any of their respective successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Offer or the Closing) or (b) alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby. Each Stockholder hereby waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any Subject Shares or rights to dissent from the Merger which may arise with respect to the Merger.

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4.5       No Solicitation. Subject to Section 4.4 (No Solicitation) of the Merger Agreement, each Stockholder agrees that such Stockholder shall immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing by such Stockholder as of the date of this Agreement with respect to an Acquisition Proposal. Until the Specified Time, such Stockholder shall not, directly or indirectly, (a) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

4.6       Series C-1 Preferred Stock Waiver. Each Stockholder hereby represents and warrants that he, she or it has executed and delivered to the Company the form of waiver attached hereto as Exhibit A, prior to the approval and adoption of the Merger Agreement by the Company Board, and each such Stockholder hereby agrees that, unless and until this Agreement in terminated in accordance with its terms, he, she or it will not to withdraw or modify such waiver without the consent of each of the Company and the Purchaser, which consent may be withheld in the sole discretion of either such party.

Article V
MISCELLANEOUS

5.1       Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered; provided, that the notice or other communication is sent to the address or email address set forth (i) in the case to Parent or Purchaser, to the address or e-mail address set forth in Section 8.8 of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address or e-mail address set forth on a signature page hereto, or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2       Termination. This Agreement shall terminate automatically with respect to a Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) any amendment to the Merger Agreement that reduces the amount, or changes the form, of consideration payable to such Stockholder in the Contemplated Transactions, imposes additional restrictions on such Stockholder or otherwise materially and adversely impacts such Stockholder, (d) a Company Adverse Change in Recommendation or (e) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any Willful Breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement.

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5.3          Amendments and Waivers.

(a)               Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)               No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

5.4           Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer and the Merger are consummated.

5.5           Entire Agreement; Assignment. This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect; provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

5.6           Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent and Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon Parent or Purchaser, and the exercise by Parent or Purchaser of any one remedy will not preclude the exercise of any other remedy.

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5.7           Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. In any action between any of the parties arising out of or relating to this Agreement or the transactions contemplated hereby, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each Stockholder hereby agrees that service of any process, summons, notice or document by U.S. registered mail in accordance with Section 5.1 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.

(b)               EACH STOCKHOLDER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF PARENT OR PURCHASER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT PARENT OR PURCHASER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH STOCKHOLDER UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH STOCKHOLDER MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH STOCKHOLDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.8           Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.9           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.10        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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5.11         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

5.12         Construction.

(a)               For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)               The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)               As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)               Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

(e)               The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.13         Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to perform its obligations under this Agreement.

5.14         No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

5.15         Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

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5.16         Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s capacity as a director, officer or employee of the Company. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company (including any director or officer who is an Affiliate of a Stockholder) in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

[Signature Pages Follow]

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The parties are executing this Agreement on the date set forth in the introductory clause.

PARENT
INNOVIVA, INC.

By:	/s/ Pavel Raifeld
Name: Pavel Raifeld
Title: Chief Executive Officer

PURCHASER
INNOVIVA ACQUISITION SUB, INC.

By:	/s/ Pavel Raifeld
Name: Pavel Raifeld
Title: President

[Signature Page to Support Agreement]

STOCKHOLDERS
TANG CAPITAL PARTNERS, LP

By:	/s/ Kevin Tang
Name: Kevin Tang
	Title:	Manager of Tang Capital Management, LLC General Partner of Tang Capital Partners, LP

Address:	4747 Executive Drive, Suite 210, San Diego, CA 92121

KEVIN C. TANG FOUNDATION

By:	/s/ Kevin Tang
Name: Kevin Tang
	Title:	President

Address:	4747 Executive Drive, Suite 210, San Diego, CA 92121

[Signature Page to Support Agreement]

Schedule A

Stockholder	Shares of Company Common Stock	Shares of Company Preferred Stock

Tang Capital Partners, LP	9,607,934	3,519.3150000000000

Kevin C. Tang Foundation	240,000	157.0150000000000